UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                              Washington, DC 20549

                                    FORM 8-A

                FOR REGISTRATION OF CERTAIN CLASSES OF SECURITIES
                     PURSUANT TO SECTION 12(b) OR (g) OF THE
                         SECURITIES EXCHANGE ACT OF 1934


                      Fortune Diversified Industries, Inc.
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               (Exact name of registrant as specified in charter)


                 Indiana                                 20-2803889
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(State or other jurisdiction of incorporation) (IRS Employer Identification No.)




     6402 Corporate Drive, Indianapolis, Indiana              46278
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      (Address of principal executive offices)             (Zip Code)


Securities to be registered pursuant to Section 12(b) of the Act:


       Title of each class                  Name of each exchange on which
       to be so registered                  each class is to be registered


       Common Stock $.10 par value          American Stock Exchange

If this form relates to the registration of a class of securities pursuant to
Section 12(b) of the Exchange Act and is effective pursuant to General Instruction A. (c), check the following box. [X]

If this form relates to the registration of a class of securities pursuant to
Section 12(g) of the Exchange Act and is effective pursuant to General Instruction A. (d), check the following box. [ ]

Securities Act registration statement file number to which this form relates:
N/A

Securities to be registered pursuant to Section 12(g) of the Act:  N/A

Fortune Diversified Industries, Inc.
SEC Form 8-A


ITEM 1. Description of Registrant's Securities to be Registered.

The Registrant's authorized capital stock consists of 150,000,000 shares of common stock, par value $.10 per share ("Common Stock") and 1,000,000 shares of preferred stock, $.10 per share ("Preferred Stock").

Each outstanding share of Common Stock entitles the holder thereof to one vote per share on all matters submitted to a vote of the holders of Common Stock. There is no cumulative voting in the election of directors and holders of Common Stock have no preemptive rights. Shares of Common Stock have equal dividend, distribution, liquidation and other rights and have no preference or exchange rights.

Currently, no shares of Preferred Stock are issued or outstanding. The Registrant's Board of Directors may authorize from time to time, without further action by the stockholders, the issuance of shares of Preferred Stock in one or more series. The Board of Directors may set the voting powers, redemption rights, dividend distribution rights, distribution rights upon dissolution, conversion rights, whether or not the holders of such shares are entitled to the benefit of a sinking fund, and such other rights or limitations as the Board of Directors may desire to include in the resolution authorizing the issuance of Preferred Stock.

Neither the Registrant's Restated Articles of Incorporation, nor its Amended Bylaws contain any provision that would delay, defer or prevent a change in control of the Registrant.


ITEM 2.  Exhibits

The following exhibit is herein incorporated by reference:

         3.1 Restated Articles of Incorporation of the Registrant incorporated herein by reference as filed as an exhibit to the Registrant's Definitive Information Statement on Schedule 14
                  (C), filed May 10, 2005.


                                   SIGNATURES

         Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.


                                      Fortune Diversified Industries, Inc.

                                      By: /s/ John F. Fisbeck
                                          ----------------------
                                          John Fisbeck
                                          President and Chief Executive Officer

Date:    June 22, 2005